Exhibit 10..1

March 28, 2017

Shandong Yaohua Medical Instrument Corporation

No. 5 Zhuijian Street, High-Tech Development Zone,

Laiwu Shandong

People’s Republic of China

Attention: Yaohua Li

Re:	Beneficial Ownership Limitation

Dear Mr. Li:

Reference is made to the agreement between Shandong Yaohua Medical Instrument Corporation (“SMI”) and Guided Therapeutics, Inc. (“GTI”), dated January 22, 2017, pursuant to which GTI granted SMI certain manufacturing rights, distribution rights, and sales rights for GTI’s LuViva Advanced Cervical Scan device and related disposables (the “Agreement”). All capitalized terms not otherwise defined in this letter agreement have the meanings ascribed to them in the Agreement

As of the date of this letter agreement, GTI has not issued to SMI any shares of GTI’s common stock (the “Common Stock”). The parties desire to limit SMI’s beneficial ownership of Common Stock to 4.99% of the outstanding shares of Common Stock on any given date. The purpose of this letter agreement is to set forth the terms of such limitation.

Notwithstanding anything to the contrary in the Agreement, GTI shall not issue any shares of Common Stock to SMI, and SMI shall not have the right to demand any shares of Common Stock pursuant to the Agreement, to the extent that, after giving effect to such issuance, SMI (together with its affiliates), and any persons acting as a group together with SMI or its affiliates, would beneficially own Common Stock in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by SMI and its affiliates on the date of any such determination shall include all shares of Common Stock issuable within 60 days after such date, but shall exclude all shares of Common Stock issuable to SMI after such 60-day period. Except as set forth in the preceding sentence, for purposes of this letter agreement, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities and Exchange Act of 1934 (the “Exchange Act”), and the rules and regulations promulgated thereunder.

Prior to any issuance of shares of Common Stock by GTI to SMI, GTI shall confirm with SMI the extent that the issuance (or partial issuance) would be permitted under this letter agreement. Such determination shall be in SMI’s sole discretion, and SMI, in making such determination, will be deemed to represent to GTI that such shares may be so issued. GTI shall have no obligation to verify or confirm the accuracy of such determination. In making its determination, SMI may rely on the number of outstanding shares of Common Stock as provided by GTI.

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Shandong Yaohua Medical Instrument Corporation

March 28, 2017

 The “Beneficial Ownership Limitation” applicable to SMI’s beneficial ownership of Common Stock shall be 4.99% of the number of shares of Common Stock outstanding on the date of determination after giving effect to the issuance of all shares of Common Stock that GTI will be required to issue under the Agreement within 60 days after such date and including the shares of Common Stock issuable upon exercise of the warrants provided for below.

To the extent shares of Common Stock otherwise issuable under the Agreement are not then-issuable due to the Beneficial Ownership Limitation (such shares, the “Delayed Shares”), the Company shall promptly issue such Delayed Shares upon the subsequent written request of SMI, which request shall include a representation of SMI to GTI that the issuance of such Delayed Shares may then be issued in accordance with this letter agreement. GTI shall have no obligation to verify or confirm the accuracy of such representation. Upon SMI’s request, GTI shall provide an updated number of outstanding shares of Common Stock.

As consideration to SMI for accepting the limitations set forth in this letter agreement, GTI shall grant to SMI a warrant to purchase 15,000 shares of Common Stock upon each of the next three payments in full made by SMI to GTI under the Agreement, exercisable for a total of 45,000 shares of Common Stock. Each warrant shall be immediately exercisable (subject to the Beneficial Ownership Limitation), have an exercise price equal to the lesser of the closing price per share for the average of five consecutive days preceding the payment by SMI and $1.25 per share, have a term of five years, and, unless the underlying shares of Common Stock are registered for resale pursuant to an effective registration statement under the Securities Act of 1933, be eligible to be exercised on a “cashless basis”.

All other terms and conditions of the Agreements not specifically modified by this letter agreement remain in full force and effect as contained therein. This letter agreement shall apply to any successor of SMI to the Agreement or SMI’s rights under the Agreement. All questions concerning the validity, operation, interpretation and construction of this letter agreement will be governed by and determined in accordance with the laws of the State of Georgia, United States of America. This letter agreement may not be modified, amended, or rescinded except by the written agreement of the undersigned. For the convenience of the parties, this letter agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same letter agreement.

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Shandong Yaohua Medical Instrument Corporation

March 28, 2017

If this letter agreement correctly reflects the terms agreed by GTI and SMI, please sign a copy of this letter agreement in the space provided below and return it to GTI.

Very truly yours,

GUIDED THERAPEUTICS, INC.

By: /s/ Gene S. Cartwright
Name: Gene S. Cartwright
Title: President

Agreed to as of March 28, 2017:

SHANDONG YAOHUA MEDICAL INSTRUMENT CORPORATION

By:___/s/Yaohua Li_____________________
Name: Mr. Yaohua Li
Title: Chairman